EXHIBIT 10.3
                           EMPLOYMENT AGREEMENT

     This Agreement, entered in to this 2nd day of January 2002, is by and between eWorldMedia.TV, Inc., a Nevada corporation (hereinafter referred to as the "Company") and Henning Danilo Morales (hereinafter referred to as "Employee") under the following terms and conditions:

                                 RECITALS:

     A. The Company and Employee desire to set forth the terms and conditions on which (i) the Company shall employ Employee, (ii) Employee shall render services to the Company or a subsidiary or parent of the Company, and (iii) the Company shall compensate Employee for such services to the Company; and

     B. In connection with the employment of Employee by the Company, the Company desires to restrict Employee's rights to compete with the business of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.   EMPLOYMENT

          The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     2.   TERM

          2.1 Initial Term. The term of this Agreement (the "Term") shall be for a period commencing on the Effective Date (as defined in subsection
2.3 below) of this Agreement through December 31, 2004, subject, however, to prior termination as provided herein below, in Section 6.

          2.2 Extending Term. For purposes of extending the term of the relationship between the Company and Employee, the parties agree to enter into good faith negotiations within sixty (60) days prior to the termination of this Agreement. In the event that the parties are unable to reach an agreement at such time as this Agreement terminates, this Agreement shall be automatically terminated on December 31, 2004.

          2.3 Effective Date. The effective date of this Agreement shall be January 1, 2002; provided, however, that the compensation set forth in subsection 3.1 below shall not be paid until the Company shall complete its initial equity financing of not less than $500,000. Such salary shall accrue from the effective date of this Agreement until paid.

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     3.   COMPENSATION

          3.1 Basic Cash Compensation. For all services rendered by Employee under this Agreement, the Company shall pay Employee during the term hereof a salary at the rate of $96,000 per year, payable in accordance with the Company's existing payroll schedule.

          3.2 Signing Bonus. As a further inducement to Employee to enter into this Agreement, and to provide a means of enhancing Employee's proprietary interest in the Company, and to increase Employee's incentive, the Company shall issue to Employee 750,000 shares of common stock upon execution of this Agreement, which shares shall be deemed full-paid and non-assessable.

          3.3 Stock and Option Bonuses. Employee shall be eligible for stock or stock option bonuses on an annual basis, as determined by the Board of Directors (hereinafter the "Board"). The Board, at its first meeting following the fiscal year-end, shall consider issuance of additional shares of stock or the granting of stock options to Employee consistent with industry practices.

          3.4 Cash Bonus. The Company shall pay to Employee a one-time cash bonus of $125,000 at any time the Company shall record gross sales of at least $3,000,000 during any three month period. Such bonus shall be paid within 30 days following the earning of such bonus

          3.5 Life Insurance Policy. On or before June 30, 2002, the Company shall provide Employee a term life insurance policy in the amount of $800,000, with the beneficiaries to be designated by Employee, subject to, and to the extent that, the Employee is insurable at standard (non-rated) premiums.

          3.6 Finders' Fees. The Company shall pay to Employee a finder's fee equal to 10% of the net amount of proceeds received by the Company for any sublicense granted by the Company outside the United States as a direct result of the efforts of the Employee.

          3.7 Withholding Taxes. All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

     4.   DUTIES AND RESPONSIBILITIES

          4.1 Full-time Employment. Employee shall, during the Term of this Agreement, devote his full attention and expend his best efforts, energies and skills, on a full-time basis, to the business of the Company and any corporation controlled by the Company any time during the term of this Agreement (each a "Subsidiary") or any parent of the Company which owns at least 90% of the outstanding stock of the company any time during the term of

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this Agreement (hereinafter the "Parent").  For purposes of this Agreement, the term "Company" shall mean the Company, all  Subsidiaries, and the Parent.

          4.2 Offices. During the Term of this Agreement, Employee shall serve as the Executive Vice-president of the Company or in such other capacity as determined by the Board. In the performance of all of his responsibilities hereunder, Employee shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of Board and shall perform such duties as shall be assigned to him. In performing such duties, Employee will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Board or senior management of the Company.

     5.   ADDITIONAL EMPLOYEE COVENANTS

          5.1 Confidential Information. Employee recognizes and acknowledges that certain information, including, but not limited to,
(i) information pertaining to the financial condition of the Company; (ii) its systems and methods of doing business; (iii) its agreements with customers, suppliers or selling or marketing agents, including lists of customers, selling agents, and marketing agents; or (iv) other aspects of the business of the Company which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") may be made available or otherwise come into the possession of Employee by reason of his employment with the Company. Accordingly, Employee agrees that he will not (either during or after the term of his employment with the Company) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board. Employee shall, upon termination of employment, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 5.1, Employee's obligations under this subsection 5.1 shall not, after termination of Employee's employment with the Company, apply to information which has become generally available to the public without any action or omission of Employee (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection 5.1).

          5.2 Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively "Records"), whether prepared by Employee or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Employee's employment with the Company, or at any other time specified by the Board. The retention and use by the Employee of duplicates in any form of Records after termination of Employee's employment with the Company is prohibited.

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          5.3  Remedies.  Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 5, and Employee therefor agrees that the Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

     6.   TERMINATION

          6.1 Termination for "Cause". The Company may terminate the Employee's employment under this Agreement at any time for cause. "Cause" shall exist for such termination if Employee (i) is adjudicated guilty of illegal activities of consequence by a court of competent jurisdiction;
(ii) commits any act of fraud or intentional misrepresentation; (iii) has, in the reasonable judgment of the Board, engaged in serious misconduct, which conduct has, or would if generally known, materially adversely affect the good will or reputation of the Company and which conduct the Employee has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Employee regarding such conduct;
(iv) breaches any of the provisions of this Agreement and which breach the Employee has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Employee regarding such breach; or (v) has made any material misrepresentation to the Company.

          6.2 Termination of Compensation. If the Company terminates the Employee's employment under this Agreement pursuant to the provisions of subsection 6.1 hereof, the Employee shall not be entitled to receive any compensation following the date of such termination.

          6.3 Compensation After Termination Other than for "Cause". If Employee's employment with the Company is terminated within the first year of employment due to the death or permanent disability of Employee or for any reason other than pursuant to the provisions of subsection 6.1 above, the Employee shall continue to receive compensation for one (1) months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such one (1) month period from a third party employer) in an amount equal to the basic monthly cash compensation paid Employee for the month prior to such termination. If Employee's employment with the Company is terminated within the second or third years of employment, or any extended term of this Agreement, due to the death or permanent disability of Employee or for any reason other than pursuant to the provisions of subsection 6.1 above, the Employee shall continue to receive compensation for three (3) months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such three (3) month period from a third party employer) in an amount

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equal to the basic monthly cash compensation paid Employee for the month prior to such termination. Thereafter, the Employee shall not be entitled to receive any compensation following the date of termination.

          6.4 Termination by Employee. Employee has the right to terminate his employment under this Agreement for any reason, upon 120 days prior written notice to the Company. If the Employee so terminates this Agreement during the first year of employment, he shall return two-thirds of the shares issued as a signing bonus pursuant to subsection 3.2, above, and if the Employee terminates this Agreement during the second year of employment, he shall return one-third of the shares issued pursuant to subsection 3.2 above.

          6.5 Return of Records. In the event of termination of employment with the Company, Employee agrees to deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in his possession or under his control.

     7.   EXPENSES

          7.1 Reimbursable Expenses. Employee shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment; provided that such expenses are approved by the Board either prior to incurring such expenses or as part of a written budget adopted by the Board. Employee shall also be entitled to reimbursement for all cellular telephone expenses reasonably related to his employment with the Company up to $500 per month. Employee shall submit such expenses on the Company's standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures. Automobile expenses shall be reimbursed at the maximum mileage rate allowed by the Internal Revenue Service.

          7.2 Reimbursement. The Company shall reimburse Employee within three (3) days after submission by Employee of his expense report.

     8.   THE COMPANY'S AUTHORITY

          Employee agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Board either orally or in writing respecting performance of his duties and to carry out and perform orders, directions, and policies stated by the Board, to him from time to time, either orally or in writing.

     9.   PAID VACATION; SICK LEAVE; MEDICAL INSURANCE

          9.1 Paid Vacation. Employee shall be entitled to a minimum of three (3) weeks paid vacation each year as reasonably determined by the Board or pursuant to written policies established by the Board.

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          9.2  Sick Leave.  The Employee shall be entitled to reasonable periods of paid sick leave during the Term of this Agreement as determined by the Board or pursuant to written policies established by the Board.

          9.3 Medical Insurance. The Company shall provide Employee, his spouse and dependents, at the Company's expense, participation in group medical, accident and health insurance plans of the Company as may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, the Employee and his family members are eligible under such benefit plans in accordance with their respective terms.

     10.  CAR ALLOWANCE

          During the term hereof, the Company shall provide the Employee with a car allowance, taxable to the employee, equal to $1,250 per month commencing as of the Effective Date of this Agreement.

     11.  NONCOMPETITION

          11.1 Noncompetition Provisions. During his employment, and for a period of two years after the termination of his employment (the
"Noncompete Term"), Employee shall not, directly or indirectly, whether as an employee, director, owner, 5% or greater stockholder, consultant, or partner (limited or general):

               (a) engage in or have any interest in, any business that competes with the business of the Company during such period, including the business of the Company or any of its subsidiaries, in any geographic location(s) in which the Company is conducting business during the Noncompete Term (the "Noncompete Area"). The Company may, in its sole discretion, give Employee written approval(s) to personally engage in any activity or render any services referred to in this Section 11 if the Company secures written assurances (satisfactory to the Company and its counsel) from Employee, or any prospective employer(s) of Employee, that the integrity of the Company's Confidential Information will not in any way be jeopardized by such activities, provided that the burden of so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon Employee;

               (b) offer, within the Noncompete Area and during the Noncompete Term, any of the products or services similar or in competition with those offered by the Company; or

               (c) otherwise compete or interfere with the activities of the Company within the Noncompete Area and during the Noncompete Term.

          11.2 Remedies. Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 11, and Employee therefor

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agrees that the Company shall be entitled to an injunction restraining
Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

     12.  MISCELLANEOUS

          12.1 Key-man Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Employee in any sum or sums that it may deem necessary to protect its interests, and the Employee agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter into this Agreement, the Employee represents and warrants to the Company that to the best of his knowledge the Employee is insurable at standard (non-rated) premiums.

          12.2 Personal Contract. This Agreement is a personal contract, and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Employee shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, the Employee shall not have any power of anticipation, alienation, or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee; provided, however, that in the event of the Employee's death, the Employee's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Employee pursuant to, and in accordance with, the terms of this Agreement.

          12.3 Assignment. The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

          12.4 Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

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          12.5 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

     13.  CORPORATE APPROVALS

          The Company represents and warrants that the execution of this Agreement by its corporate officer named below has been duly authorized by the Board, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                       eWorldMedia.TV, Inc.

                                   By /s/ Ronald C.  Touchard
                                      Ronald C. Touchard, President

EMPLOYEE:                          /s/ Henning Danilo Morales
                                   Henning Danilo Morales



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                  AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 to the Employment Agreement (the "Employment Agreement") dated January 2, 2002, by and between eWorldMedia.TV, Inc., a Nevada corporation (the "Company"), and Henning Danilo Morales (hereinafter referred to as "Employee"), is entered into this 28 day of February 2002.

                                 RECITALS:

     A. In connection with the Employment Agreement the Company appointed Employee to the office of Executive Vice-President.

     B. The parties wish to amend the Employment agreement to add additional responsibilities to the Employee, to appoint him as Director of International Business, and to provide for additional compensation for the added responsibilities.

     C. The Employee has developed an international business plan for the Company which he is willing to transfer, for additional consideration, to the Company and which the Company is willing to purchase.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree to amend the Employment Agreement as follows:

     1.   Appointment as Director of International Business.  Subsection
4.2 of the Employment Agreement is amended to add to it the appointment of Employee as Director of International Business, which office the Employee hereby accepts. Employee shall be responsible for implementing the terms and conditions of the Company's International Business Plan, as defined below. The parties have determined not to create a separate company to manage the Company's international business and if in the future such a company shall be created, it shall be created as a wholly owned subsidiary of the Company.

     2. Additional Compensation. For accepting appointment as Director of International Development, the Company shall issue an additional 350,000 shares of its common stock.

     3. Purchase and Sale of International Business Plan. Employee hereby bargains, sells, assigns, transfers, and conveys, and the Company hereby purchases, Employee's interest in and to the International Business Plan dated February 1st, 2002, for and in consideration of 50,000 shares of common stock of the Company. Employee represents and warrants that he is the sole creator and owner of the International Business Plan.

     4. Finder's Fees. Subsection 3.6 of the Employment Agreement is amended to read as follows: "The Company shall pay a finder's fee equal to 10% of the net amount of proceeds received by the Company for any sublicense granted by the Company outside the United States as a direct result of the efforts of the Employee. Such fee shall be divided equally between the Employee and Ronald C. Touchard for any sublicenses granted by the Company which original with either Employee or Mr. Touchard. Such fee shall be divided 65% to Employee and 35% to Mr. Touchard for any other sublicenses granted by the Company which originate from other sources."

     IN WITNESS WHEREOF, the parties hereto have executed this document the day and year first above written.

                                   eWorldMedia.TV, Inc.

                                   By /s/ Ronald C.  Touchard
                                       Ronald C. Touchard, President

                                   /s/ Henning Danilo Morales
                                   Henning Danilo Morales, Individually


     The undersigned agrees to the allocation of the finder's fees as set forth in paragraph 4 above.

                                   /s/ Ronald C.  Touchard
                                   Ronald C.  Touchard, Individually


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                         INDEMNIFICATION AGREEMENT

     This Agreement, dated as of December 19th, 2001, is by and between eWorldMedia.TV, Inc., a Nevada corporation (the "Company") and Henning Danilo Morales (the "Director").

                                 RECITALS:

     WHEREAS, the Director, in that capacity, is performing a valuable service for the Company;

     WHEREAS, both the Company and the Director recognize the increased risk of litigation and other claims being asserted against directors of companies in today's environment;

     WHEREAS, the Bylaws of the Company require the Company to indemnify its directors to the fullest extent permitted by Nevada corporate laws and the Director has agreed to serve and continues to serve as a director of the Company in part in reliance on such Bylaws;

     WHEREAS, costs, limits in coverage and availability of directors' and officers' liability insurance policies and developments in the application, amendment and enforcement of statutory and bylaw indemnification provisions generally have raised questions concerning the adequacy and reliability of the protection afforded to directors and have increased the difficulty of attracting and retaining qualified persons to serve as directors;

     WHEREAS, in recognition of the Director's need for substantial protection against personal liability in order to enhance and induce the Director's continued service to the Company in an effective manner and the Director's reliance on the Bylaws, and in part to provide the Director with specific contractual assurance that the protection promised by the Bylaws will be available to the Director (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of the Company's Board of Directors or any acquisition transaction relating to the Company), the Company wishes to provide in this agreement for the indemnification of, and the advancing of expenses to, the Director to the full extend (whether partial or complete) permitted by law and as set forth in this Agreement.

     NOW, THEREFORE, in the consideration of the foregoing and the covenants contained herein, and intending to be legally bound hereby, the Company and the Director do hereby agree as follows:

     1.   Definitions.  As used in this Agreement:

          a. The term "Proceedings" shall include any threatened, pending or completed action, suit or proceeding or any investigation, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which the Director was, is or is threatened to be involved as a party or otherwise, by reasons of the fact that he is or was a director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by capacity, in each case whether or not he is acting or serving in any such capacity at the time any liability or expense was incurred for which indemnification or reimbursement can be provided under this Agreement.

          b. The term "Expenses" shall include, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, judgements, fines and penalties, amounts paid in settlement by the Director, attorneys' fees (including fees and expenses of council selected by the Director) and disbursements, and any expenses of establishing a right to indemnification under Paragraph 6 hereof.

     2. Indemnification. The Company shall indemnify the Director against all Expenses actually and reasonably incurred by him in connection with any Proceeding, except to the extent set forth in Paragraph 3 below. The termination of any such Proceeding by judgement, order of court, settlement, conviction, or upon a plea of nolo contendre, or its equivalent, shall not, of itself, create a presumption that the Director did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, that the Director had reasonable cause to believe that his conduct was unlawful.

     3. Exclusions. No indemnification for Expenses shall be made under this Agreement (a) on account of any suit in which a final judgement is rendered against the Director for an accounting of profits made from the purchase or sale by him of securities of the Company pursuant to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local law or on account of any suit in which a final judgement is rendered against the Director for violation of Section 10(b) or Rule 10b-5 of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state, or local law; (b) on account of the Director's conduct that is finally adjudged by a court to have constituted intentional fraud, recklessness, or willful misconduct; (c) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; (d) to the extent that the Director has voluntarily become a party to any Proceeding without the written consent of the Company; or
(e) to the extent that the Director has been reimbursed by insurance.

     4. Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that the Director has been successful on the merits or otherwise in defense of any Proceedings or in defense of any claim, issue, or matter therein, including dismissal without prejudice, the Director shall be indemnified against all Expenses incurred in connection therewith (except Expenses for which the Director has been reimbursed by insurance).

     5. Advances of Expenses. Expenses incurred by the Director (including Expenses for which he is ultimately expected to be reimbursed through insurance) pursuant to any Proceeding shall be paid by the Company in advance of any final disposition of the Proceeding upon the written request of the Director and his undertaking in writing to repay such amount if

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he is ultimately reimbursed such amount by insurance or if it is ultimately determined that he is not entitled to indemnification.

     6. Right of Director to Indemnification Upon Application. Any indemnification under this Agreement shall be made no later than 45 days after receipt by the Company of the written request of the Director, unless a determination that the Director has not met the relevant standards for indemnification set forth in this Agreement is made within the 45-day period by (a) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such Proceeding or
(b) independent legal counsel, in a written opinion, which counsel shall be appointed of either the quorum of the Board of Directors specified above is not obtainable or if a majority vote of such quorum of directors so directs. In respect of any request for indemnification, the Director shall provide the Company with such evidence of Expenses incurred as the Company may reasonably request. In the event the Director is unsuccessful on the merits in the defense of any action, his written request to the Company for indemnification shall also include a written certificate by the Director stating the (a) he acted in good faith and in a manner that he reasonable believed to be in the best interests of the Company and (b) with respect to indemnification in connection with a criminal action or proceeding, the Director had no reasonable cause to believe his conduct was unlawful. The right to indemnification or advances as provided by this Agreement shall be enforceable by the Director in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be in the Company. Neither the failure of the Company, including its Board of Directors or independent legal counsel to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Director has met the applicable standard of conduct, nor an actual determination by the Company, including its Board of Directors or independent legal counsel, that the Director has not met such applicable standard of conduct, shall bar the action or create an irrefutable presumption that the Director had not met the applicable standard of conduct. The Director's Expenses reasonably incurred in connection with successfully establishing his right to indemnification, in whole or part, in any Proceeding shall also be reimbursed by the Company.

     7. Indemnification Hereunder Not Exclusive. Indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Director may be entitled under the Bylaws, any agreement, any vote of shareholders or directors, applicable law, any directors' and officers' insurance policy, or otherwise. The protections and rights provided by this Agreement and all of such other protections and rights are intended to be cumulative.

     8. Partial Indemnification. If the Director is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses actually and reasonably incurred by him in the investigation, defense, appeal, or settlement of any Proceeding but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Director for the portion of such Expenses to which he is entitled.

     9. Settlement. The Company shall not be liable to indemnify the Director under this Agreement for any amounts paid in settlement of any Proceeding (or any issue or matter therein)

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effected without its written consent.  The company shall not settle any
Proceeding (or any issue or matter therein) in any manner that would impose any penalty or limitation on the Director without his written consent. Neither the Company nor the Director will unreasonably withhold consent to any proposed settlement.

     10. Insurance. The Director shall reimburse that Company for any amounts paid to him by the Company as indemnification of Expenses to the extent that the Director subsequently receives payment for the same Expenses from any insurance carrier or from any other party. In addition, with respect to any payments made to the Director under this Agreement, the Company shall be subrogated to the rights of the Director, to the extent of such payments, against any applicable insurance carrier (to the extent permitted by the relevant insurance policies) or against any third party, and the Director shall fully cooperate with the Company in enforcing such rights.

     It is the intention of the parties in entering into this Agreement that the insurers under any directors' and officers' insurance policy shall be obligated ultimately to pay any claims by the Director that are covered by the directors' and officers' insurance policy, and nothing herein shall be deemed to diminish or otherwise restrict the Company's or the Director's right to proceed or collect against any insurers under the director's and officers' insurance policy or to give such insurers any rights against the Company under or with resect to this Agreement, including, without limitation, any right to be subrogated to any of the Director's rights hereunder, unless otherwise expressly agreed to by the Company in writing. The obligation of such insurers to the Company or the Director shall not be deemed reduced or impaired in any respect by virtue of the provisions of this Agreement.

     Nothing in this Agreement obligates the Company to maintain director's and officers' liability insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provided an insufficient benefit.

     11. Securities Act Liabilities. With respect to certain liabilities incurred under the Securities Act of 1933, the Company's obligation hereunder may be subject to undertakings contained in various registration statements filed by it pursuant to the Securities Act of 1933, as those undertakings relate to the possible need for court review of indemnification for such liabilities.

     12. Saving Clause. If this Agreement or any portion of it shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify the Director as to any Expenses with respect to any proceedings to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated.

     13. Contribution. If the full indemnification provided in Paragraph 2 may not be paid to the Director because such indemnification is prohibited by law, then in respect of any actual or threatened Proceeding in which the Company is jointly liable with the Director (or

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would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses incurred by the Director for which indemnification is not available in such proportion as is appropriate to reflect (a) the relative benefits received by the Company on the one hand, and the Director on the other hand from the transaction from which such proceeding arose and
(b) the relative fault of the Company and the Director, as well as any other relevant equitable considerations. The relative fault of the Company, which shall be deemed to include its other directors, officers and employees, on one hand, and of the Director, on the other hand, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Expenses. The Company agrees that it would not be just and equitable if contribution pursuant to this paragraph were determined by any method of allocation that does not take into account the foregoing equitable considerations.

     14. Notice and Information. The Director, as a condition precedent to his right to be indemnified under this agreement, shall give to the Company prompt notice in writing of any claim for which indemnity will or could be sought under this Agreement. Notice to the Company for this or any other purpose under this Agreement shall be directed to president or executive vice-president of the Company at 620 Newport Center Drive, 11th Floor, Newport Beach, CA 92660 (or such other address as the Company shall designate in writing to the Director). Any notice to the Director shall be given at such address as he shall designate in writing to the Company. Notice shall be deemed received three days after the date postmarked if sent by certified or registered mail properly addressed.

     In addition, the Director shall give the Company such information and cooperation as it may reasonably require and as shall be within the Director's power.

     15. Effective Date. The Company's indemnity obligations hereunder shall be applicable to any and all claims made after the effective date of this Agreement regardless of when the facts upon which such claims are based occurred.

     16. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     17. Continuing Effect. This Agreement shall be binding upon the Director and upon the Company, their successors and assigns, and shall inure to the benefit of the Director's heirs, personal representatives, executors, assigns and estate and to the benefit of the Company, its successors and assigns. The indemnification under this Agreement shall continue as to the Director even though he may have ceased to be a Director.

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     18.  Headings.  The headings of the paragraphs of the Agreement are inserted for the convenience only and shall not be deemed to be part of this Agreement as to affect the construction hereof.

     19. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Director and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

THE COMPANY:                       eWorldMedia.TV, Inc.

                                   By /s/ Ronald C.  Touchard
                                      Ronald C. Touchard, President

DIRECTOR:                          /s/ Henning Danilo Morales
                                   Henning Danilo Morales



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